EXHIBIT 23.2
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Board of Directors and Shareholders
Capital Senior Living Corporation:
     We consent to the incorporation by reference in the registration statement (No. 333-110967) on Form S-3 of Capital Senior Living Corporation and in the related Prospectus and in the registration statement (No. 333-92045) on Form S-8 pertaining to the 1997 Omnibus Stock and Incentive Plan of Capital Senior Living Corporation of our report dated March 31, 2006, with respect to the consolidated balance sheet of Capital Senior Living Corporation as of December 31, 2005, and the related consolidated statements of operations, shareholders’ equity, and cash flows for the year then ended, which report appears in the December 31, 2006 annual report on Form 10-K of Capital Senior Living Corporation.
KPMG LLP
Dallas, Texas
March 12, 2007